EXHIBIT 99

News Announcement	For Immediate Release

For further information contact:
Douglas Bruggeman	Joseph N. Jaffoni/David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
937/276-3931	212/835-8500 or rsc@jcir.com

REX STORES FISCAL 2007 DILUTED EARNINGS PER SHARE
RISE TO $2.89 FROM $0.98 IN THE PRIOR YEAR

- Fiscal Fourth Quarter Diluted Earnings Per Share Increase
to $0.52 from $0.30 in the Prior Year -

Dayton, Ohio (April 2, 2008) -- REX Stores Corporation (NYSE:RSC) today announced financial results for the three and twelve month period ended January 31, 2008. The Company will host an investment community conference call and webcast this morning (details below) to review the results.

Net income in the fiscal year ended January 31, 2008 was $33.9 million, or $2.89 per diluted share, compared with net income of $11.4 million, or $0.98 per diluted share, in fiscal 2006. Per share results are based on 11,721,000 and 11,576,000 diluted weighted average shares outstanding for the fiscal years ended January 31, 2008 and January 31, 2007, respectively. Net sales and revenue from continuing operations in fiscal 2007 were $224.0 million compared with $235.7 million in fiscal 2006. Comparable store sales in fiscal 2007 declined 6.7% compared to fiscal 2006. The Company reports sales performance quarterly and considers a store to be comparable after it has been open six full fiscal quarters. Comparable store sales figures do not include sales of extended service contracts.

In fiscal 2007, the Company generated $9.8 million of income from continuing operations before income taxes and minority interest from its retail segment, compared with $5.8 million in fiscal 2006. In fiscal 2007, the Company generated $22.4 million of income from continuing operations before income taxes and minority interest from its alternative energy segment, compared with $0.2 million in fiscal 2006. In fiscal 2007, the Company generated $7.6 million of income from continuing operations before income taxes and minority interest from its corporate and other segment, compared with $9.0 million in fiscal 2006.

The Company’s financial results reflect the consolidation of our investments in two ethanol affiliates, Levelland/Hockley County Ethanol, LLC (“Levelland/Hockley”) as of September 30, 2006 and One Earth Energy LLC as of October 30, 2007.

-more-

REX Reports Fiscal 2007 Fourth Quarter, 4/2/08	page 2

Net income in the fiscal 2007 fourth quarter ended January 31, 2008 was $5.9 million, or $0.52 per diluted share, compared with net income of $3.6 million, or $0.30 per diluted share, in the fourth quarter of fiscal 2006. For the quarter ended January 31, 2008, income from continuing operations, net of taxes was $5.2 million, compared with income from continuing operations, net of taxes of $3.7 million in the same period a year ago. Per share results are based on 11,306,000 and 11,712,000 diluted weighted average shares outstanding for the quarters ended January 31, 2008 and January 31, 2007, respectively. Net sales and revenue from continuing operations in both the fiscal 2007 and fiscal 2006 fourth quarters were $71.4 million. Comparable store sales for the quarter ended January 31, 2008 rose 2.4% .

In the fiscal 2007 fourth quarter, the Company generated $3.6 million of income from continuing operations before income taxes and minority interest from its retail segment, compared with $1.8 million in the comparable period of fiscal 2006. In the fiscal 2007 fourth quarter, the Company generated $3.4 million of income from continuing operations before income taxes and minority interest from its alternative energy segment, compared with $1.5 million in the comparable period of fiscal 2006. In the fiscal 2007 fourth quarter, the Company generated a $1.3 million loss from continuing operations before income taxes and minority interest from its corporate and other segment, compared with $2.0 million of income from continuing operations before income taxes and minority interest from its corporate and other segment in the comparable period of fiscal 2006.

As previously disclosed, during the fiscal 2007 third quarter, REX received 3,693,858 shares of US BioEnergy (NASDAQ: USBE) common stock as partial consideration for its interest in Millennium Ethanol, LLC (acquired by US BioEnergy) based upon the conversion of REX’s $14 Million Convertible Secured Promissory Note, accrued interest and exercise of its Related Purchase Rights. In the fiscal 2007 fourth quarter REX recorded a pre-tax investment gain of $6.8 million related to the divestiture of all of its US BioEnergy shares bringing the total gain on the Company’s interest in Millennium Ethanol to approximately $24.0 million.

The $1.3 million loss from synthetic fuel limited partnership investments in the fiscal 2007 fourth quarter reflects the increase in the Company’s estimate of the phase out of Section 29/45K tax credits to 70% and the previously announced closure of the Colona facility. In the fiscal 2006 fourth quarter, REX recorded approximately $2.1 million of pre-tax income from these sources.

During the fiscal 2007 fourth quarter the Company recorded a $2.6 million non-cash loss from interest rate derivative financial instruments held by its consolidated ethanol entities, Levelland/Hockley County Ethanol, LLC and One Earth Energy, LLC. The Company also recorded a minority interest gain of $839,000 in the fiscal 2007 fourth quarter primarily related to these non-cash interest rate derivatives. In addition the Company recognized a $456,000 loss from its equity investment in unconsolidated ethanol affiliates in the fiscal 2007 fourth quarter. This loss reflects an $873,000 loss from Patriot Renewable Fuels, LLC primarily due to a non-cash loss from its interest rate derivative, partially offset by income of $417,000 from Big River Resources.

-more-

REX Reports Fiscal 2007 Fourth Quarter, 4/2/08	page 3

During the quarter ended January 31, 2008 REX recognized a $0.6 million gain from discontinued operations, net of taxes, primarily reflecting a $0.8 million gain on disposal of discontinued operations, net of taxes. The Company recognized a $0.2 million loss from discontinued operations, net of taxes, in the year ago period. During fiscal 2007 the Company closed 78 stores, 67 of which were classified as discontinued operations.

On February 20, 2008, REX (through a wholly owned subsidiary), purchased a $5.0 million secured promissory note from Levelland/Hockley. The note grants REX rights to convert the note into an equity ownership position. With the purchase of this note, REX has fulfilled all of its financing commitments for Levelland/Hockley.

In the fiscal 2007 fourth quarter, REX purchased approximately 102,000 shares of its common stock in open market transactions. In the full fiscal 2007 year, the Company repurchased a total of 784,000 shares of its common stock in open market transactions. The Company has approximately 215,600 authorized shares remaining available to purchase under the expanded June 2007 stock buy-back authorization.

The Company will host a conference call and webcast today at 11:00 a.m. EDT, which are open to the general public. The conference call dial-in number is 212/341-7080; please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the call live via the Investor Relations page of the Company’s website, www.rextv.com, or at www.earnings.com; please allow 15 minutes to register, download and install any necessary software. Following its completion, a telephonic replay of the call can be accessed through 1:00 p.m. EDT on April 9, 2008 by dialing 800/633-8284 or 402/977-9140 (international callers). The access code for the audio replay is 21379592. Alternatively, a replay will be available on the Internet for 30 days at www.rextv.com or www.earnings.com.

REX has interests in four ethanol entities and is a specialty retailer of consumer electronic products and appliances. As of January 31, 2008, the Company operated 115 retail stores in 34 states under the trade name “REX.”

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the highly competitive nature of the consumer electronics retailing industry, changes in the national or regional economies, weather, the effects of terrorism or acts of war on consumer spending patterns, the availability of certain products, technological changes, changes in real estate market conditions, new regulatory restrictions or tax law changes relating to the Company’s synthetic fuel investments, the fluctuating amount of quarterly payments received by the Company with respect to sales of its partnership interest in a synthetic fuel investment, the potential for Section 29/45K tax credits to phase out based on the price of crude oil adjusted for inflation, and the uncertain amount of synthetic fuel production and resulting income received from time to time from the Company’s synthetic fuel investments. As it relates to ethanol investments, risks and uncertainties include among other things: the uncertainty of constructing plants on time and on budget and the price volatility of corn, dried distiller grains, ethanol, gasoline and natural gas.

-tables follow-

REX Reports Fiscal 2007 Fourth Quarter, 4/2/08	page 4

REX STORES CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements Of Income
Unaudited

	Three Months Ended		Twelve Months Ended
	January 31		January 31
	2008	2007*	2008	2007*
Net sales and revenue	$71,424	$71,356	$223,975	$235,701
Cost of sales	51,962	52,279	158,020	170,394
Gross profit	19,462	19,077	65,955	65,307
Selling, general and administrative expenses	(17,179)	(17,734)	(61,288)	(64,562)
Interest income	939	1,454	5,714	2,374
Interest expense	(86)	(102)	(242)	(1,121)
Loss on early termination of debt	(9)	-	(627)	-
Gain on sale of real estate	188	-	365	1,734
Equity in income (loss) of unconsolidated ethanol affiliates	(456)	498	1,601	499
Realized investment gains	6,833	-	23,951	-
Income (loss) from synthetic fuel investments	(1,334)	2,114	6,945	10,764
Unrealized loss on derivative financial instruments	(2,601)	-	(2,601)	-
Income from continuing operations before
income taxes and minority interest	5,757	5,307	39,773	14,995
Provision for income taxes	(1,373)	(1,591)	(14,690)	(4,952)
Minority interest in loss of consolidated subsidiaries	839	6	841	-
Income from continuing operations	5,223	3,722	25,924	10,043
Loss from discontinued operations, net of tax	(203)	(172)	(2,272)	(103)
Gain on disposal of discontinued operations, net of tax	837	-	10,215	1,411
Net income	$5,857	$3,550	$33,867	$11,351

WEIGHTED AVERAGE SHARES
OUTSTANDING – BASIC	10,154	10,360	10,420	10,291

Basic income per share from continuing operations	$0.52	$0.36	$2.49	$0.97
Basic loss per share from discontinued operations	(0.02)	(0.02)	(0.22)	(0.01)
Basic income per share on disposal of discontinued
operations	0.08	-	0.98	0.14
BASIC NET INCOME PER SHARE	$0.58	$0.34	$3.25	$1.10

WEIGHTED AVERAGE SHARES
OUTSTANDING – DILUTED	11,306	11,712	11,721	11,576

Diluted income per share from continuing operations	$0.46	$0.32	$2.21	$0.87
Diluted loss per share from discontinued operations	(0.02)	(0.02)	(0.19)	(0.01)
Diluted income per share on disposal of discontinued
operations	0.08	-	0.87	0.12
DILUTED NET INCOME PER SHARE	$0.52	$0.30	$2.89	$0.98

*	Amounts differ from those previously reported as a result of certain stores being reclassified into discontinued operations.

- balance sheet follows -

REX Reports Fiscal 2007 Fourth Quarter, 4/2/08	page 5

REX STORES CORPORATION AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(in thousands)
Unaudited

	January 31,	January 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$127,716	$43,008
Accounts receivable, net	1,877	1,975
Synthetic fuel receivable	573	8,838
Merchandise inventory, net	49,933	70,078
Prepaid expenses and other	2,492	2,915
Future income tax benefits	10,599	9,192
Total current assets	193,190	136,006
Property and equipment, net	136,505	122,769
Assets held for sale, net	-	2,009
Other assets	14,803	18,986
Goodwill	1,322	1,322
Future income tax benefits	21,929	26,245
Equity method investments	38,748	21,699
Investments in debt instruments	-	14,000
Restricted investments	2,481	2,406
Total assets	$408,978	$345,442

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4,101	$2,678
Accounts payable, trade	27,253	23,254
Deferred income	14,448	15,641
Deferred gain on sale and leaseback	1,436	101
Other current liabilities	13,617	10,510
Total current liabilities	60,855	52,184

LONG-TERM LIABILITIES:
Long-term debt	35,224	31,236
Deferred income	17,172	19,286
Deferred gain on sale and leaseback	4,493	504
Derivative financial instruments	2,601	-
Other	4,313	-
Total long-term liabilities	63,803	51,026
MINORITY INTEREST	27,729	11,443
SHAREHOLDERS' EQUITY:
Common stock	298	295
Paid-in capital	141,357	139,337
Retained earnings	285,629	252,249
Treasury stock	(170,693)	(161,092)
Total shareholders' equity	256,591	230,789

Total liabilities and shareholders' equity	$408,978	$345,442

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